As filed with the U.S. Securities and Exchange Commission on March 29, 2023

1933 Act File No. 333-30810

1940 Act File No. 811-09819

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933	☒
Post-Effective Amendment No. 296	☒

and/or

REGISTRATION STATEMENT

UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 298	☒

STATE STREET INSTITUTIONAL INVESTMENT TRUST

(Exact Name of Registrant as Specified in Charter)

One Iron Street

Boston, Massachusetts 02210

(Address of Principal Executive Offices)

(617) 664-1465

(Registrant’s Telephone Number)

Sean O’Malley, Esq.

Senior Vice President and General Counsel

c/o SSGA Funds Management, Inc.

One Iron Street

Boston, Massachusetts 02210

(Name and Address of Agent for Service)

Copies to:

Timothy W. Diggins, Esq.

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, Massachusetts 02199-3600

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment No. 296 to the Registration Statement on Form N-1A (File No. 333-30810) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding exhibits to such Registration Statement. Accordingly, this Post-Effective Amendment No. 296 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 296 does not change the form of any prospectus or Statement of Additional Information included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 296 shall become effective upon filing with the SEC.

PART C

OTHER INFORMATION

Item 28.	Exhibits

(a)(1)	Amended and Restated Declaration of Trust dated April 14, 2014 is incorporated herein by reference to Post-Effective Amendment No. 47 to the State Street Institutional Investment Trust’s (the “Trust” or the “Registrant”) Registration Statement on Form N-1A filed with the Securities and Exchange Commission (the “Commission”) on April 25, 2014.

(b)(1)	Amended and Restated By-Laws of the Trust are incorporated herein by reference to the Post-Effective Amendment No. 137 to the Trust’s Registration Statement on Form N-1A filed with the Commission on August 28, 2015.

(c)	Not applicable.

(d)(1)	Amended and Restated Investment Advisory Agreement dated November 17, 2015 between SSGA Funds Management, Inc. (“SSGA FM”) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 216 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2016.

(2)	Amended and Restated Appendix A dated April 24, 2020 to the Amended and Restated Investment Advisory Agreement dated November 17, 2015 between SSGA FM and the Trust is incorporated herein by reference to Post-Effective Amendment No. 273 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 28, 2021.

(3)	Amended and Restated Appendix B dated April 24, 2020 to the Amended and Restated Investment Advisory Agreement dated November 17, 2015 between SSGA FM and the Trust is incorporated herein by reference to Post-Effective Amendment No. 273 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 28, 2021.

(4)	Amended and Restated Appendix B dated May 14, 2021 to the Amended and Restated Investment Advisory Agreement dated November 17, 2015 between SSGA FM (State Street Income Fund and State Street U.S. Core Equity Fund) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 291 to the Trust’s Registration Statement on Form N-1A filed with the Commission on December 16, 2021.

(5)	Amended and Restated Appendix B dated December 22, 2021 to the Amended and Restated Investment Advisory Agreement dated November 17, 2015 between SSGA FM (State Street Diversified Income Fund) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 293 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 27, 2022.

(6)	Fee Waiver and/or Expense Reimbursement Arrangements Letter dated April 30, 2022 between SSGA FM and the Trust with respect to State Street Global All Cap Equity ex-U.S. Index Portfolio (formerly known as State Street Global Equity ex-U.S. Index Portfolio), State Street Small/Mid Cap Equity Index Portfolio, State Street Target Retirement Fund, State Street Target Retirement 2020 Fund, State Street Target Retirement 2025 Fund, State Street Target Retirement 2030 Fund, State Street Target Retirement 2035 Fund, State Street Target Retirement 2040 Fund, State Street Target Retirement 2045 Fund, State Street Target Retirement 2050 Fund, State Street Target Retirement 2055 Fund, State Street Target Retirement 2060 Fund, State Street Target Retirement 2065 Fund, State Street Equity 500 Index Fund, State Street Equity 500 Index II Portfolio, State Street Aggregate Bond Index Fund, State Street Aggregate Bond Index Portfolio, State Street Small/Mid Cap Equity Index Fund, State Street Global All Cap Equity ex-U.S. Index Fund (formerly known as State Street Global Equity ex-U.S. Index Fund), State Street International Developed Equity Index Fund, State Street Institutional Liquid Reserves Fund, State Street Institutional U.S. Government Money Market Fund, State Street Institutional Treasury Plus Money Market Fund, State Street Emerging Markets Equity Index Fund, State Street Institutional Treasury Money Market Fund, State Street Hedged International Developed Equity Index Fund, and State Street Treasury Obligations Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 294 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 28, 2022.

(7)	Form of Reimbursement Agreement by and among State Street Master Funds, the Trust, State Street Navigator Securities Lending Trust, Elfun Government Money Market Fund, SSGA FM and State Street Global Advisors Funds Distributors, LLC (“SSGA FD”) is incorporated herein by reference to Post-Effective Amendment No. 271 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 24, 2020.

(8)	Fee Waiver and/or Expense Reimbursement Arrangements letter dated January 26, 2023 between SSGA FM and the Trust with respect to the State Street Diversified Income Fund is incorporated herein by reference to Post-Effective Amendment No. 295 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 26, 2023.

(e)(1)	Amended and Restated Distribution Agreement dated May 1, 2017 between the Registrant and SSGA FD is incorporated herein by reference to Post-Effective Amendment No. 253 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 25, 2018.

(2)	Notice dated August 17, 2017 to the Amended and Restated Distribution Agreement dated May 1, 2017 related to the State Street Treasury Obligations Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 253 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 25, 2018.

(3)	Notice dated May 14, 2021 to the Amended and Restated Distribution Agreement dated May 1, 2017 related to the State Street Target Retirement 2065 Fund, State Street Income Fund and State Street U.S. Core Equity Fund is incorporated herein by reference to Post-Effective Amendment No. 291 to the Trust’s Registration Statement on Form N-1A filed with the Commission on December 16, 2021.

(4)	Notice dated December 22, 2021 to the Amended and Restated Distribution Agreement dated May 1, 2017 related to the State Street Diversified Income Fund is incorporated herein by reference to Post-Effective Amendment No. 293 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 27, 2022.

(f)	Not applicable.

(g)(1)	Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust is incorporated herein by reference to Post-Effective Amendment No. 9+ to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 30, 2002.

(2)	Amendment dated September 30, 2020 to the Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust is incorporated herein by reference to Post-Effective Amendment No. 273 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 28, 2021.

(3)	Notice dated February 14, 2002 to Amended and Restated Custodian Agreement dated February 14, 2001 with respect to the State Street Institutional Money Market Fund and the State Street Institutional U.S. Government Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 28 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 30, 2008.

(4)	Notice dated February 12, 2004 to Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust with respect to the State Street Institutional Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 28 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 30, 2008.

(5)	Notice dated July 22, 2008 to Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust with respect to the State Street Institutional Treasury Money Market Fund and the State Street Institutional Treasury Plus Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 29 to the Trust’s Registration Statement on Form N-1A filed with the Commission on July 24, 2008.

(6)	Notice dated June 19, 2014 to Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust with respect to the State Street Target Retirement 2020 Fund, State Street Target Retirement 2025 Fund, State Street Target Retirement 2030 Fund, State Street Target Retirement 2035 Fund, State Street Target Retirement 2040 Fund, State Street Target Retirement 2045 Fund, State Street Target Retirement 2050 Fund, State Street Target Retirement 2055 Fund, State Street Target Retirement 2060 Fund, State Street Target Retirement Fund, State Street Strategic Real Return Portfolio, State Street Aggregate Bond Index Portfolio, State Street Global All Cap Equity ex-U.S. Index Portfolio, State Street Equity 500 Index II Portfolio, State Street Opportunistic Emerging Markets Fund, State Street Clarion Global Real Estate Income Fund, State Street Small Cap Emerging Markets Equity Fund and State Street Clarion Global Infrastructure & MLP Fund is incorporated herein by reference to Post-Effective Amendment No. 216 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2016.

(7)	Notice dated August 17, 2017 to Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust with respect to the State Street Treasury Obligations Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 253 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 25, 2018.

(8)	Notice dated February 10, 2015 to Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust with respect to the State Street International Developed Equity Index Fund is incorporated herein by reference to Post-Effective Amendment No. 111 to the Trust’s Registration Statement on Form N-1A filed with the Commission on May 26, 2015.

(9)	Notice dated February 10, 2015 to Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust with respect to the State Street Hedged International Developed Equity Index Fund is incorporated herein by reference to Post-Effective Amendment No. 104 to the Trust’s Registration Statement on Form N-1A filed with the Commission on May 6, 2015.

(10)	Notice dated August 3, 2015 to Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust with respect to the State Street Small/Mid Cap Equity Index Fund, State Street Small/Mid Cap Equity Index Portfolio and State Street Emerging Markets Equity Index Fund is incorporated herein by reference to the Post-Effective Amendment No. 151 to the Trust’s Registration Statement on Form N-1A filed with the Commission on September 30, 2015.

(11)	Notice dated May 14, 2021 to Amended and Restated Custodian Agreement between State Street Bank and Trust Company and the Trust with respect to the State Street Aggregate Bond Index Fund, State Street Global All Cap Equity ex-U.S. Index Fund, State Street Income Fund and State Street U.S. Core Equity Fund is incorporated herein by reference to Post-Effective Amendment No. 291 to the Trust’s Registration Statement on Form N-1A filed with the Commission on December 16, 2021.

(12)	Notice dated May 28, 2021 to Amended and Restated Custodian Agreement between State Street Bank and Trust Company and the Trust with respect to the State Street Target Retirement 2065 Fund is incorporated herein by reference to Post-Effective Amendment No. 273 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 28, 2021.

(13)	Notice dated December 22, 2021 to Amended and Restated Custodian Agreement between State Street Bank and Trust Company and the Trust with respect to the State Street Diversified Income Fund is incorporated herein by reference to Post-Effective Amendment No. 293 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 27, 2022.

(h)(1)(a)	Transfer Agency and Service Agreement dated February 28, 2000 between State Street Bank and Trust Company and the Trust is incorporated herein by reference to Post-Effective Amendment No. 9+ to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 30, 2002.

(1)(b)	Anti-Money Laundering Services Amendment dated October 31, 2006 to Transfer Agency and Service Agreement dated February 28, 2000 between State Street Bank and Trust Company and the Trust is incorporated herein by reference to Post-Effective Amendment No. 29 to the Trust’s Registration Statement on Form N-1A filed with the Commission on July 24, 2008.

(1)(c)	Services Amendment dated April 5, 2004 to Transfer Agency and Service Agreement dated February 28, 2000 between State Street Bank and Trust Company and the Trust is incorporated herein by reference to Post-Effective Amendment No. 28 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 30, 2008.

(1)(d)	Notice dated February 14, 2002 to Transfer Agency and Service Agreement dated February 28, 2000 between State Street Bank and Trust Company and the Trust with respect to the State Street Institutional Money Market Fund and the State Street Institutional U.S. Government Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 30 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2009.

(1)(e)	Notice dated February 12, 2004 to Transfer Agency and Service Agreement dated February 28, 2000 between State Street Bank and Trust Company and the Trust with respect to the State Street Institutional Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 30 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2009.

(1)(f)	Notice dated August 3, 2015 to the Transfer Agency and Service Agreement dated February 28, 2000 between State Street Bank and Trust Company and the Trust with respect to the State Street Small/Mid Cap Equity Index Portfolio is incorporated herein by reference to the Post-Effective Amendment No. 151 to the Trust’s Registration Statement on Form N-1A filed with the Commission on September 30, 2015.

(1)(g)	Notice dated June 19, 2014 to the Transfer Agency and Service Agreement dated February 28, 2000 between State Street Bank and Trust Company and the Trust with respect to State Street Global All Cap Equity ex-U.S. Index Portfolio, State Street Aggregate Bond Index Portfolio, State Street Equity 500 Index II Portfolio is incorporated herein by reference to Post-Effective Amendment No. 216 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2016.

(1)(h)	Transfer Agency and Service Agreement dated June 1, 2015 between SS&C GIDS, Inc. (f/k/a Boston Financial Data Services, Inc.) and the Trust is incorporated herein by reference to Post-Effective Amendment No.151 to the Trust’s Registration Statement on Form N-1A filed with the Commission on September 30, 2015.

(1)(i)	Amendment dated September 23, 2016 to the Transfer Agency and Service Agreement dated June 1, 2015 between SS&C GIDS, Inc. (f/k/a Boston Financial Data Services, Inc.) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 232 to the Trust’s Registration Statement on Form N-1A filed with the Commission on November 22, 2016.

(1)(j)	Amendment dated October 27, 2017 to the Transfer Agency and Service Agreement dated June 1, 2015 between SS&C GIDS, Inc. (f/k/a Boston Financial Data Services, Inc.) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 253 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 25, 2018.

(1)(k)	Amended Schedule A dated April 24, 2020 to the Transfer Agency and Service Agreement dated June 1, 2015 between SS&C GIDS, Inc. (f/k/a DST Asset Manager Solutions, Inc.) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 273 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 28, 2021.

(1)(l)	Amended Schedule A dated June 14, 2021 to the Transfer Agency and Service Agreement dated June 1, 2015 between SS&C GIDS, Inc. (f/k/a DST Asset Manager Solutions, Inc.) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 291 to the Trust’s Registration Statement on Form N-1A filed with the Commission on December 16, 2021.

(1)(m)	Amended Schedule A effective December 22, 2021 to the Transfer Agency and Service Agreement dated June 1, 2015 between SS&C GIDS, Inc. (f/k/a DST Asset Manager Solutions, Inc.) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 293 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 27, 2022.

(1)(n)	Amendment dated January 15, 2020 to be effective December 30, 2019 to the Transfer Agency and Service Agreement dated June 1, 2015 between SS&C GIDS, Inc. (f/k/a DST Asset Manager Solutions, Inc.) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 271 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 24, 2020.

(1)(o)	Shareholder Servicing Agreement dated October 1, 2017 between SSGA FD and the Trust is incorporated herein by reference to Post-Effective Amendment No. 253 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 25, 2018.

(1)(p)	Amendment dated June 28, 2018 to the Transfer Agency and Service Agreement dated June 1, 2015 between SS&C GIDS, Inc. (f/k/a DST Asset Manager Solutions, Inc.) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 256 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2019.

(1)(q)	DST Digital Solutions Services Master Agreement dated July 1, 2018 between DST Systems, Inc. and the Trust is incorporated herein by reference to Post-Effective Amendment No. 256 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2019.

(1)(r)	Amendment dated February 10, 2021 to the Transfer Agency and Service Agreement dated June 1, 2015 between SS&C GIDS, Inc. (f/k/a DST Asset Manager Solutions, Inc.), SSGA Funds and the Trust is incorporated herein by reference to Post-Effective Amendment No. 277 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 28, 2021.

(1)(s)	Amendment dated April 13, 2021 to the Transfer Agency and Service Agreement dated June 1, 2015 between SS&C GIDS, Inc. (f/k/a DST Asset Manager Solutions, Inc.) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 291 to the Trust’s Registration Statement on Form N-1A filed with the Commission on December 16, 2021.

(1)(t)	Amendment dated January 19, 2022 to the Transfer Agency and Service Agreement dated June 1, 2015 between SS&C GIDS, Inc. (f/k/a DST Asset Manager Solutions, Inc.) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 294 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 28, 2022.

(1)(u)	Transfer Agency and Service Agreement between U.S. Bancorp and the Trust to be filed by subsequent amendment.

(2)(a)	Administration Agreement dated June 1, 2015 between SSGA FM, SSGA Funds, the Trust and State Street Master Funds is incorporated herein by reference to Post-Effective Amendment No. 216 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2016.

(2)(b)	Notice dated August 17, 2017 to Administration Agreement dated June 1, 2015 between SSGA FM, SSGA Funds, the Trust and State Street Master Funds with respect to the State Street Treasury Obligations Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 253 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 25, 2018.

(2)(c)	Notice dated December 31, 2020 to Administration Agreement dated June 1, 2015 between SSGA Funds, State Street Master Funds, SSGA FM and the Trust with respect to the State Street Target Retirement 2065 Fund is incorporated herein by reference to Post-Effective Amendment No. 277 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 28, 2021.

(2)(d)	Notice dated May 14, 2021 to Administration Agreement dated June 1, 2015 between SSGA FM, SSGA Funds, the Trust and State Street Master Funds with respect to the State Street Income Fund and State Street U.S. Core Equity Fund is incorporated herein by reference to Post-Effective Amendment No. 291 to the Trust’s Registration Statement on Form N-1A filed with the Commission on December 16, 2021.

(2)(e)	Notice dated December 22, 2021 to Administration Agreement dated June 1, 2015 between SSGA FM, SSGA Funds, the Trust and State Street Master Funds with respect to the State Street Diversified Income Fund is incorporated herein by reference to Post-Effective Amendment No. 293 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 27, 2022.

(2)(f)	Master Sub-Administration Agreement dated June 1, 2015 between State Street Bank and Trust Company and SSGA FM is incorporated herein by reference to Post-Effective Amendment No. 175 to the Trust’s Registration Statement on Form N-1A filed with the Commission on November 20, 2015.

(2)(g)	Notice dated August 17, 2017 to Master Sub-Administration Agreement dated June 1, 2015 between State Street Bank and Trust Company and SSGA FM with respect to the State Street Treasury Obligations Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 253 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 25, 2018.

(2)(h)	Notice dated May 14, 2021 to Master Sub-Administration Agreement dated June 1, 2015 between State Street Bank and Trust Company and SSGA FM with respect to the State Street Target 2065 Fund, State Street Income Fund and State Street U.S. Core Equity Fund is incorporated herein by reference to Post-Effective Amendment No. 291 to the Trust’s Registration Statement on Form N-1A filed with the Commission on December 16, 2021.

(2)(i)	Notice dated December 22, 2021 to Master Sub-Administration Agreement dated June 1, 2015 between State Street Bank and Trust Company and SSGA FM with respect to the State Street Diversified Income Fund is incorporated herein by reference to Post-Effective Amendment No. 293 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 27, 2022.

(2)(j)	Amendment dated June 29, 2018 to the Master Sub-Administration Agreement dated June 1, 2015 between State Street Bank and Trust Company and SSGA FM is incorporated herein by reference to Post-Effective Amendment No. 256 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2019.

(2)(k)	Form of Indemnification Agreement between the Trust and the Board of Trustees of the Trust is incorporated herein by reference to Post-Effective Amendment No. 256 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2019.

(3)	Form of Master Feeder Participation Agreement between State Street Master Funds and the Trust with respect to the State Street Equity 500 Index Fund is incorporated herein by reference to Post-Effective Amendment No. 17 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 28, 2006.

(4)	Form of Master Feeder Participation Agreement between State Street Master Funds and the Trust with respect to the State Street Institutional Liquid Reserves Fund is incorporated herein by reference to Post-Effective Amendment No. 17 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 28, 2006.

(5)	Master Feeder Participation Agreement dated October 2, 2007 between State Street Master Funds and the Trust with respect to the State Street Institutional Treasury Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 29 to the Trust’s Registration Statement on Form N-1A filed with the Commission on July 24, 2008.

(6)	Master Feeder Participation Agreement dated October 2, 2007 between State Street Master Funds and the Trust with respect to the State Street Institutional Treasury Plus Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 29 to the Trust’s Registration Statement on Form N-1A filed with the Commission on July 24, 2008.

(7)	Information Security Program Agreement dated November 19, 2010 is incorporated herein by reference to Post-Effective Amendment No. 33 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2011.

(8)	Master Feeder Participation Agreement dated August 21, 2017 between State Street Master Funds and the Trust with respect to the State Street Treasury Obligations Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 253 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 25, 2018.

(9)(a)	Master Amended and Restated Securities Lending Authorization Agreement dated January 6, 2017 between SSGA Funds, the Trust, State Street Master Funds and State Street Bank and Trust Company is incorporated herein by reference to Post-Effective Amendment No. 271 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 24, 2020.

(9)(b)	First Amendment to Master Amended and Restated Securities Lending Authorization Agreement between SSGA Funds, the Trust, State Street Master Funds and State Street Bank and Trust Company dated December 7, 2018 is incorporated herein by reference to Post-Effective Amendment No. 256 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2019.

(9)(c)	Second Amendment to Master Amended and Restated Securities Lending Authorization Agreement between SSGA Funds, the Trust, State Street Master Funds and State Street Bank and Trust Company to be filed by subsequent amendment.

(10)	Form of Fund of Funds Investment Agreement is incorporated herein by reference to Post-Effective Amendment No. 293 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 27, 2022.

(11)	Indemnification Agreement between the Trust and the Board of Trustees is incorporated herein by reference to Post-Effective Amendment No. 295 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 26, 2023.

(i)(1)	Legal Opinion of Ropes & Gray LLP is incorporated herein by reference to Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-1A filed with the Commission in September 2000.

(2)	Legal Opinion of Ropes & Gray LLP with respect to the State Street Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 10 to the Trust’s Registration Statement on Form N-1A filed with the Commission on November 13, 2002.

(3)	Legal Opinion of Ropes & Gray LLP with respect to the Class R Shares of the State Street Equity 500 Index Fund is incorporated herein by reference to Post-Effective Amendment No. 15 to the Trust’s Registration Statement on Form N-1A filed with the Commission on June 3, 2005.

(4)	Legal Opinion of Ropes & Gray LLP with respect to the Trust and the State Street Global All Cap Equity ex-U.S. Index Fund is incorporated herein by reference to Post-Effective Amendment No. 59 to the Trust’s Registration Statement on Form N-1A filed with the Commission on July 11, 2014.

(5)	Legal Opinion of Ropes & Gray LLP with respect to State Street Target Retirement 2015 Fund, State Street Target Retirement 2020 Fund, State Street Target Retirement 2025 Fund, State Street Target Retirement 2030 Fund, State Street Target Retirement 2035 Fund, State Street Target Retirement 2040 Fund, State Street Target Retirement 2045 Fund, State Street Target Retirement 2050 Fund, State Street Target Retirement 2055 Fund, State Street Target Retirement 2060 Fund, State Street Target Retirement Fund, State Street Strategic Real Return Fund, State Street Strategic Real Return Portfolio, State Street Aggregate Bond Index Portfolio, State Street Global All Cap Equity ex-U.S. Index Portfolio and State Street Equity 500 Index II Portfolio is incorporated herein by reference to Post-Effective Amendment No. 59 to the Trust’s Registration Statement on Form N-1A filed with the Commission on July 11, 2014.

(6)	Legal Opinion of Ropes & Gray LLP with respect to the Institutional Class, Investor Class and Administration Class shares of the State Street Institutional Liquid Reserves Fund, State Street Institutional U.S. Government Money Market Fund, State Street Institutional Treasury Money Market Fund and State Street Institutional Treasury Plus Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 54 to the Trust’s Registration Statement on Form N-1A filed with the Commission on June 24, 2014.

(7)	Legal Opinion of Ropes & Gray LLP with respect to Class G shares of the State Street Institutional U.S. Government Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 66 to the Trust’s Registration Statement on Form N-1A filed with the Commission on September 9, 2014.

(8)	Legal Opinion of Ropes & Gray LLP with respect to the State Street Hedged International Developed Equity Index Fund and State Street International Developed Equity Index Fund is incorporated herein by reference to Post-Effective Amendment No. 104 to the Trust’s Registration Statement on Form N-1A filed with the Commission on May 6, 2015.

(9)	Legal Opinion of Ropes & Gray LLP with respect to the State Street Small/Mid Cap Equity Index Fund and State Street Small/Mid Cap Equity Index Portfolio is incorporated herein by reference to Post-Effective Amendment No. 133 to the Trust’s Registration Statement on Form N-1A filed with the Commission on August 7, 2015.

(10)	Legal Opinion of Ropes & Gray LLP with respect to the State Street Emerging Markets Equity Index Fund is incorporated herein by reference to Post-Effective Amendment No. 137 to the Trust’s Registration Statement on Form N-1A filed with the Commission on August 28, 2015.

(11)	Legal Opinion of Ropes & Gray LLP with respect to the State Street Ultra Short-Term Bond Fund and State Street Ultra Short Term Bond Portfolio is incorporated herein by reference to Post-Effective Amendment No. 156 to the Trust’s Registration Statement on Form N-1A filed with the Commission on September 30, 2015.

(12)	Legal Opinion of Ropes & Gray LLP with respect to Trust Class shares of the State Street Institutional Liquid Reserves Fund and State Street Institutional Treasury Plus Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 226 to the Trust’s Registration Statement on Form N-1A filed with the Commission on August 25, 2016.

(13)	Legal Opinion of Ropes & Gray LLP with respect to Class M shares of the State Street Institutional U.S. Government Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 232 to the Trust’s Registration Statement on Form N-1A filed with the Commission on November 22, 2016.

(14)	Legal Opinion of Ropes & Gray LLP with respect to the State Street Treasury Obligations Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 247 to the Trust’s Registration Statement on Form N-1A filed with the Commission on August 17, 2017.

(15)	Legal Opinion of Ropes & Gray LLP with respect to the State Street Target Retirement 2065 Fund is incorporated herein by reference to Post-Effective Amendment No. 267 to the Trust’s Registration Statement on Form N-1A filed with the Commission on February 19, 2020.

(16)	Legal Opinion of Ropes & Gray LLP with respect to Bancroft Capital Class shares of the State Street Institutional Liquid Reserves Fund, State Street Institutional Treasury Money Market Fund, State Street Institutional Treasury Plus Money Market Fund and State Street Institutional U.S. Government Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 284 to the Trust’s Registration Statement on Form N-1A filed with the Commission on September 9, 2021.

(17)	Legal Opinion of Ropes & Gray LLP with respect to Blaylock Van Class shares of the State Street Institutional Liquid Reserves Fund, State Street Institutional Treasury Money Market Fund, State Street Institutional Treasury Plus Money Market Fund and State Street Institutional U.S. Government Money Market Fund and Cabrera Capital Markets Class shares of the State Street Institutional Treasury Money Market Fund, State Street Institutional Treasury Plus Money Market Fund and State Street Institutional U.S. Government Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 287 to the Trust’s Registration Statement on Form N1-1A filed with the Commission on October 15, 2021.

(18)	Legal Opinion of Ropes & Gray LLP with respect to Opportunity Class shares of the State Street Institutional Liquid Reserves Fund, State Street Institutional Treasury Money Market Fund, State Street Institutional Treasury Plus Money Market Fund and State Street Institutional U.S. Government Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 288 to the Trust’s Registration Statement on Form N-1A filed with the Commission on October 25, 2021.

(19)	Legal Opinion of Ropes & Gray LLP with respect to Class R3 shares of the State Street Target Retirement 2020 Fund, State Street Target Retirement 2025 Fund, State Street Target Retirement 2030 Fund, State Street Target Retirement 2035 Fund, State Street Target Retirement 2040 Fund, State Street Target Retirement 2045 Fund, State Street Target Retirement 2050 Fund, State Street Target Retirement 2055 Fund, State Street Target Retirement 2060 Fund, State Street Target Retirement 2065 Fund and State Street Target Retirement Fund is incorporated herein by reference to Post-Effective Amendment No. 291 to the Trust’s Registration Statement on Form N-1A filed with the Commission on December 16, 2021.

(20)	Legal Opinion of Ropes & Gray LLP with respect to State Street Diversified Income Fund is incorporated herein by reference to Post-Effective Amendment No. 292 to the Trust’s Registration Statement on Form N-1A filed with the Commission on December 22, 2021.

(j)(1)	Consent of independent registered public accounting firm is incorporated herein by reference to Post-Effective Amendment No. 295 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 26, 2023.

(2)	Consent of BBD, LLP is filed herewith.

(k)	Not applicable.

(l)	Not applicable.

(m)(1)	Amended and Restated Rule 12b-1 Plan is incorporated herein by reference to Post-Effective Amendment No. 277 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 28, 2021.

(2)	Amended Shareholder Servicing Plan for Service Class effective May 14, 2009 is incorporated herein by reference to Post-Effective Amendment No. 31 to the Trust’s Registration Statement on Form N-1A filed with the Commission on February 25, 2010.

(3)	Amended Shareholder Servicing Plan for Investment Class effective May 14, 2009 is incorporated herein by reference to Post-Effective Amendment No. 31 to the Trust’s Registration Statement on Form N-1A filed with the Commission on February 25, 2010.

(n)(1)	Amended and Restated Plan Pursuant to Rule 18f-3 is incorporated herein by reference to Post-Effective Amendment No. 295 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 26, 2023.

(o)(1)	Power of Attorney dated September 15, 2022 as it relates to the SSGA Funds, State Street Master Funds, the Trust, State Street Institutional Funds, State Street Variable Insurance Series Funds, Inc. State Street Navigator Securities Lending Trust, Elfun Government Money Market Fund, Elfun Tax-Exempt Income Fund, Elfun Income Fund, Elfun Diversified Fund, Elfun International Equity Fund and Elfun Trusts is incorporated herein by reference to Post-Effective Amendment No. 295 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 26, 2023.

(2)	Power of Attorney as it relates to the State Street Disciplined Global Equity Portfolio, a series of SSGA Active Trust is incorporated herein by reference to Post-Effective Amendment No. 262 to the Trust’s Registration Statement on Form N-1A filed with the Commission on August 26, 2019.

(3)	Power of Attorney dated November 17, 2020 as it relates to the Trust is incorporated herein by reference to Post-Effective Amendment No. 273 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 28, 2021.

(4)	Power of Attorney dated November 17, 2020 as it relates to the Trust is incorporated herein by reference to Post-Effective Amendment No. 273 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 28, 2021.

(5)	Power of Attorney dated March 10, 2023 as it relates to the SSGA Funds, State Street Master Funds, the Trust, State Street Institutional Funds, State Street Variable Insurance Series Funds, Inc. State Street Navigator Securities Lending Trust, Elfun Government Money Market Fund, Elfun Tax-Exempt Income Fund, Elfun Income Fund, Elfun Diversified Fund, Elfun International Equity Fund and Elfun Trusts is filed herewith.

(p)(1)	Joint Code of Ethics of SSGA FM is incorporated herein by reference to Post-Effective Amendment No. 294 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 28, 2022.

(2)	Code of Ethics for the Independent Trustees is incorporated herein by reference to Post-Effective Amendment No. 291 to the Trust’s Registration Statement on Form N-1A filed with the Commission on December 16, 2021.

+

Post-Effective Amendment No. 8 was filed with the Commission on January 30, 2002. The next Post-Effective Amendment, filed on April 30, 2002, should have been sequentially numbered Post-Effective Amendment No. 9. Due to a scrivener’s error, it was numbered Post-Effective Amendment No. 10. Such Post-Effective Amendment has been referred to in this Part C as Post-Effective Amendment No. 9.

Item 29.	Persons Controlled By or Under Common Control With Registrant

See the Statement of Additional Information regarding the Trust’s control relationships.

Item 30.	Indemnification

Under the terms of the Registrant’s Amended and Restated Declaration of Trust, Article VIII, the Registrant is required, subject to certain exceptions and limitations, to indemnify each of its Trustees and officers, including persons who serve at the Registrant’s request as directors, officers or trustees of another organization in which the Registrant has any interest as a shareholder, creditor or otherwise who may be indemnified by the Registrant under the Investment Company Act of 1940, as amended.

Under a separate Indemnification Agreement by and among the Registrant and each Trustee, the Registrant has undertaken to indemnify and advance expenses to each Trustee in a manner consistent with the laws of the Commonwealth of Massachusetts. The Agreement precludes indemnification or advancement of expenses with respect to “disabling conduct” (willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of office) and sets forth reasonable and fair means for determining whether indemnification or advancement of expenses shall be made.

Item 31.	Business and Other Connections of Investment Adviser

Any other business, profession, vocation or employment of a substantial nature in which each director or principal officer of each investment adviser is or has been, at any time during the last two fiscal years, engaged for his or her own account or in the capacity of director, officer, employee, partner or trustee are as follows:

SSGA FUNDS MANAGEMENT, INC.:

SSGA FM serves as the investment adviser for each series of the Trust. SSGA FM is a wholly-owned subsidiary of State Street Global Advisors, Inc., which itself is a wholly-owned subsidiary of State Street Corporation. SSGA FM and other advisory affiliates of State Street Corporation make up State Street Global Advisors (“SSGA”), the investment management arm of State Street Corporation. The principal address of SSGA FM is One Iron Street, Boston, Massachusetts 02210. SSGA FM is an investment adviser registered under the Investment Advisers Act of 1940.

Below is a list of the directors and principal executive officers of SSGA FM and their principal occupation(s). Unless otherwise noted, the address of each person listed is One Iron Street, Boston, Massachusetts 02210.

Name	Position with and Name of Other Company
Ellen Needham	Chairman, Director and President of SSGA FM; Senior Vice President/Senior Managing Director of SSGA
Sean Driscoll	Director of SSGA FM; Managing Director of SSGA
Barry F.X. Smith	Director of SSGA FM; Executive Vice President of SSGA
Lori Heinel	Director of SSGA FM; Executive Vice President of SSGA
Apea Amoa	Director of SSGA FM; Managing Director and Chief Financial Officer of SSGA
Jaclyn Collier	Chief Compliance Officer of SSGA GM; Senior Vice President/Senior Managing Director and Chief Compliance Officer of SSGA
Bo Trevino	Treasurer of SSGA FM; Vice President of SSGA
Sean O’Malley, Esq.	Chief Legal Officer of SSGA FM; Senior Vice President/Senior Managing Director and General Counsel of SSGA
Ann Carpenter	Chief Operating Officer of SSGA FM; Managing Director of SSGA
Timothy Corbett	Chief Risk Officer of SSGA FM; Senior Vice President/Senior Managing Director of SSGA
Jamie Bernardi	Derivates Risk Manager of SSGA FM; Managing Director of SSGA
Christyann Weltens	Derivates Risk Manager of SSGA FM; Vice President of SSGA
David Urman, Esq.	Clerk of SSGA FM; Vice President and Senior Counsel of SSGA
Daniel Furman, Esq.	Assistant Clerk of SSGA FM; Managing Director and Managing Counsel of SSGA
Leanne Dunn, Esq.	Assistant Clerk of SSGA FM; Managing Director and Senior Counsel of SSGA
Michael Pastore, Esq.	Assistant Clerk of SSGA FM; Managing Director and Senior Counsel of SSGA

Item 32.	Principal Underwriters

(a)

SSGA FD, One Iron Street, Boston, Massachusetts 02210, serves as the Trust’s principal underwriter and also serves as the principal underwriter for the following investment companies: State Street Institutional Funds, State Street Variable Insurance Series Funds, Inc., SSGA Funds, SPDR Series Trust, SPDR Index Shares Funds, SSGA Active Trust, State Street Institutional Investment Trust, Elfun Tax-Exempt Income Fund, Elfun Income Fund, Elfun International Equity Fund, Elfun Government Money Market Fund, Elfun Trusts and Elfun Diversified Fund.

(b)	To the best of the Trust’s knowledge, the managers and executive officers of SSGA FD are as follows:

Name and Principal Business Address*	Positions and Offices with Underwriter	Positions and Offices with the Trust
Barry F. X. Smith	President, Chairman and Manager	None
Timothy Corbett	Manager	None
Steven Lipiner	Manager	None
Ellen Needham	Manager	President and Trustee
Christine Stokes	Manager	None
John Tucker	Manager	None
Jaclyn Collier	Chief Compliance Officer and Anti-Money Laundering Officer	None
David Maxham	Chief Financial Officer	None

*	The principal business address for each of the above managers and executive officers is One Iron Street, Boston, Massachusetts 02210.

(c)	Not applicable.

Item 33.	Location of Accounts and Records

The accounts and records of the Trust are located, in whole or in part, at the office of the Trust and the following locations:

State Street Institutional Investment Trust

One Iron Street

Boston, Massachusetts 02210

SSGA Funds Management, Inc.

One Iron Street

Boston, Massachusetts 02210

SSGA FM serves as the Administrator for all Funds and Portfolios.

State Street Bank and Trust Company serves as the Sub-Administrator for all Funds and Portfolios.

State Street Bank and Trust Company serves as the Custodian, Transfer Agent and Dividend Disbursing Agent for all Funds, except State Street Bank and Trust Company does not serve as the Transfer Agent/Dividend Disbursing Agent for the State Street Institutional Liquid Reserves Fund, State Street Institutional U.S. Government Money Market Fund, State Street Institutional Treasury Money Market Fund, State Street Institutional Treasury Plus Money Market Fund, State Street Aggregate Bond Index Fund, State Street Equity 500 Index Fund, State Street Global All Cap Equity ex-U.S. Index Fund, State Street Target Retirement 2020 Fund, State Street Target Retirement 2025 Fund, State Street Target Retirement 2030 Fund, State Street Target Retirement 2035 Fund, State Street Target Retirement 2040 Fund, State Street Target Retirement 2045 Fund, State Street Target Retirement 2050 Fund, State Street Target Retirement 2055 Fund, State Street Target Retirement 2060 Fund, State Street Target Retirement 2065 Fund, State Street Target Retirement Fund, State Street Hedged International Developed Equity Index Fund, State Street Small/Mid Cap Equity Index Fund, State Street Emerging Markets Equity Index Fund, State Street Treasury Obligations Money Market Fund, State Street Income Fund, State Street U.S. Core Equity Fund and State Street Diversified Income Fund.

State Street Bank and Trust Company

100 Summer Street, 7th Floor

Boston, Massachusetts 02111

SS&C GIDS, Inc.

SS&C GIDS, Inc. serves as the Transfer Agent/Dividend Disbursing Agent for the State Street Institutional Liquid Reserves Fund, State Street Institutional U.S. Government Money Market Fund, State Street Institutional Treasury Money Market Fund, State Street Institutional Treasury Plus Money Market Fund, State Street Aggregate Bond Index Fund, State Street Equity 500 Index Fund, State Street Global All Cap Equity ex-U.S. Index Fund, State Street Target Retirement 2020 Fund, State Street Target Retirement 2025 Fund, State Street Target Retirement 2030 Fund, State Street Target Retirement 2035 Fund, State Street Target Retirement 2040 Fund, State Street Target Retirement 2045 Fund, State Street Target Retirement 2050 Fund, State Street Target Retirement 2055 Fund, State Street Target Retirement 2060 Fund, State Street Target Retirement 2065 Fund, State Street Target Retirement Fund, State Street Hedged International Developed Equity Index Fund, State Street Small/Mid Cap Equity Index Fund, State Street Emerging Markets Equity Index Fund, State Street Treasury Obligations Money Market Fund and State Street Diversified Income Fund.

SS&C GIDS, Inc.

2000 Crown Colony Drive

Quincy, Massachusetts 02169

U.S. Bancorp Fund Services, LLC

U.S. Bancorp Fund Services, LLC serves as Transfer Agent/Dividend Paying Agent for the State Street Income Fund and State Street U.S. Core Equity Fund.

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, Wisconsin 53202-5207

Item 34.	Management Services

Not applicable.

Item 35.	Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, the Registrant, State Street Institutional Investment Trust (the “Trust”) has duly caused this Post-Effective Amendment to the Trust’s Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston and Commonwealth of Massachusetts on the 29th day of March, 2023.

STATE STREET INSTITUTIONAL INVESTMENT TRUST

By:	/s/ Ellen M. Needham
Ellen M. Needham
President

Pursuant to the requirements of the 1933 Act, this Registration Statement for the Trust has been signed below by the following persons in the capacities as indicated on the 29th day of March, 2023:

Signature	Title	Date

/s/ Patrick J. Riley*	Trustee	March 29, 2023
Patrick J. Riley

/s/ Michael A. Jessee*	Trustee	March 29, 2023
Michael A. Jessee

/s/ Donna M. Rapaccioli*	Trustee	March 29, 2023
Donna M. Rapaccioli

/s/ Richard D. Shirk*	Trustee	March 29, 2023
Richard D. Shirk

/s/ John R. Costantino*	Trustee	March 29, 2023
John R. Costantino

/s/ Margaret McLaughlin*	Trustee	March 29, 2023
Margaret McLaughlin

/s/ George M. Pereira*	Trustee	March 29, 2023
George M. Pereira

/s/ Mark E. Swanson*	Trustee	March 29, 2023
Mark E. Swanson

/s/ Bruce S. Rosenberg	Treasurer and Principal Financial Officer	March 29, 2023
Bruce S. Rosenberg

/s/ Ellen M. Needham	President (Principal Executive Officer) and Trustee	March 29, 2023
Ellen M. Needham

*By:	/s/ David Barr
David Barr Attorney-in-Fact Pursuant to Powers of Attorney

EXHIBIT INDEX

Exhibit No.	Exhibit

(j)(2)	Consent of BBD, LLP

(o)(5)	Power of Attorney dated March 10, 2023